Exhibit 99.1


       Forest City Announces Plans for Brooklyn Atlantic Yards

   CLEVELAND--(BUSINESS WIRE)--Jan. 23, 2004--

   Mixed-use development in downtown Brooklyn is expected to feature new 800,000-square-foot sports and entertainment arena
                   for the Nets NBA basketball team

   Forest City Enterprises, Inc. (NYSE:FCEA) (NYSE:FCEB) today announced that its New York affiliate is planning to develop Brooklyn Atlantic Yards, a $2.5 billion mixed-use project in downtown Brooklyn whose main attraction would be a new sports and entertainment arena for the Nets NBA basketball team.
   Upon receipt of necessary approvals for the acquisition and development of real estate projects, the 800,000-square-foot Brooklyn Arena will be developed by Forest City Ratner Companies and designed by world-renowned architect Frank Gehry. The Arena is envisioned as the focal point of Brooklyn Atlantic Yards, an urban complex of housing, commercial and retail space. In addition to serving as a professional sports complex and an international entertainment destination, the Arena is expected to become an integral part of the local community, hosting local sporting events, concerts, family entertainment, and corporate and special events.
   Brooklyn Atlantic Yards is a long-term development project expected to include, when completed, 2.1 million square feet of commercial office space; 300,000 square feet of retail space; 4.4 million square feet of residential space, consisting of approximately 4,500 units of affordable, middle-income and market-rate housing; and six acres of parks and open space.
   Bruce Ratner, president and chief executive officer of Forest City Ratner Companies, is leading a group of investors that has reached an agreement to buy the National Basketball Association's Nets team. Upon approval of the $300 million purchase, Forest City Ratner will own approximately a 10 to 15 percent interest in the team.
   "Today is a great day for Brooklyn," said Bruce Ratner. "I look forward to rooting for the 'home team' in our spectacular new Arena. Now that Brooklyn has its own professional basketball team, we can continue to implement the vision of a re-energized downtown Brooklyn. This project will be a part of the unique urban fabric of Brooklyn - a dynamic commercial and recreational destination complementing vibrant residential neighborhoods."
   "Bruce has been a driving force in the ongoing revitalization of downtown Brooklyn," said Charles A. Ratner, president and chief executive officer of Forest City Enterprises. "His efforts reflect Forest City's commitment to urban economic development, which brings communities together, creates jobs, and makes cities like Brooklyn great places to live, work and play. As we have done with MetroTech Center and Atlantic Terminal, we will partner with local officials and residents to develop a first-class mixed-use project."
   The Brooklyn Atlantic Yards site is adjacent to Atlantic Terminal, the third-largest transportation hub in New York City, where nine different subway lines and the Long Island Railroad converge. Forest City Ratner Companies is also currently developing a four-story retail center and 10-story office building at Atlantic Terminal, whose primary office tenant will be The Bank of New York.
   The investment in the team and related development of the surrounding Brooklyn Atlantic Yards by Forest City Ratner Companies, along with several other partners, is consistent with Forest City's business strategy of concentrating on high-growth, high-barrier-to-entry urban markets where the Company has gained access to large, complex commercial, residential and mixed-use projects. Forest City has been working to revitalize downtown Brooklyn for nearly 20 years, including serving as master developer of the 10-block, 16-acre MetroTech Center office campus - which is now home to major tenants such as Chase Manhattan, Bear Stearns, Goldman Sachs, Internal Revenue Service, Morgan Stanley, New York City Police and Fire Departments, and Empire Blue Cross and Blue Shield.

   Corporate Description

   Forest City Enterprises, Inc. is a $5.7 billion NYSE-listed real estate company headquartered in Cleveland, Ohio. The Company is principally engaged in the ownership, development, acquisition and management of commercial and residential real estate throughout the United States. The Company's portfolio includes interests in retail centers, apartment communities, office buildings and hotels in 22 states and the District of Columbia.

   Safe Harbor Language

   Statements made in this news release that state the Company or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the receipt of necessary approvals for the acquisition and development of real estate projects (including the approval of the purchase of the Nets by the National Basketball Association), real estate development and investment risks, economic conditions in the Company's target markets, reliance on major tenants, the impact of terrorist acts, the Company's substantial leverage and the ability to service debt, guarantees under the Company's credit facility, changes in interest rates, continued availability of tax-exempt government financing, the sustainability of substantial operations at the subsidiary level, significant geographic concentration, illiquidity of real estate investments, dependence on rental income from real property, conflicts of interest, competition, potential liability from syndicated properties, effects of uninsured loss, environmental liabilities, partnership risks, litigation risks, and other risk factors as disclosed from time to time in the Company's SEC filings, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended January 31, 2003.

    CONTACT: Forest City Enterprises, Inc.
             Thomas G. Smith, 216-621-6060
             Thomas T. Kmiecik, 216-621-6060
             www.forestcity.net